Exhibit 99.1

MISONIX, INC. COMPLETES ACQUISITION OF

REGENERATIVE MEDICAL COMPANY SOLSYS MEDICAL

FARMINGDALE, N.Y., (September 27, 2019) – Misonix, Inc. (Nasdaq: MSON) (“Misonix” or the “Company”), a provider of minimally invasive therapeutic ultrasonic medical devices that enhance clinical outcomes, announced today that it completed its previously announced acquisition of privately held Solsys Medical, LLC (“Solsys”), in an all-stock transaction valued at approximately $109 million on the date prior to closing.

Solsys and its leading cellular and tissue-based wound treatment, TheraSkin, is highly complementary to Misonix’s cutting-edge ultrasonic wound debridement solution, SonicOne, providing Misonix with a large direct advanced wound care channel-to-market that will enable the Company to expand SonicOne sales, and together with Theraskin, establish a new standard of care in the growing chronic wound care market.

Stavros Vizirgianakis, President and Chief Executive Officer of Misonix, stated, “Over the last two years, we have actively managed our business to best position Misonix for the future with the goal of delivering world-class solutions clinically proven to improve patient outcomes, while creating new value for our healthcare partners and shareholders. The addition of Solsys to our product portfolio addresses these strategic objectives as it further advances our revenue and competitive position by substantially broadening Misonix’s addressable market through wound care solutions that are complementary to our existing products. In addition, we expect that the combination of the added 80 wound-centric professionals from Solsys, along with our 55 professionals focused exclusively on the surgical market, will enable us to drive increased sales productivity and market penetration of the combined company’s products in operating rooms and hospital outpatient facilities.

“Financially, the Solsys transaction adds another rapidly growing revenue stream to our platform, as it generated $24 million of revenues in calendar year 2018 and is expected to generate top-line growth in in excess of 25% in calendar year 2019. As such, for the combined company, we are projecting product revenue growth in excess of 20% and gross profit margins of approximately 70% for full year fiscal 2020.

“We look forward to working together with Solsys’ experienced management team and employees to serve our existing and new customers and maintain the positive operating momentum across our business while remaining focused on prudently managing our capital resources as we pursue our goals for sustainable long-term revenue growth and profitability.”

Under the terms of the agreement, Misonix acquired Solsys for a total consideration valued at approximately $109 million, consisting of the issuance of approximately 5.7 million new shares to former Solsys unitholders. Misonix shareholders now own approximately 64% of the combined entity, and former Solsys unitholders own approximately 36%. Misonix has assumed Solsys’ outstanding secured debt of approximately $24 million.

Forward Looking Statements

This communication contains forward-looking statements, which address a variety of subjects including expected future results of operations and growth. Statements that are not historical facts, including statements about our beliefs, plans and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Important factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements include, but are not limited to, the risk that expected benefits, synergies and growth prospects from the acquisition of Solsys may not be achieved in a timely manner, or at all, and the risk that Solsys’ business may not be successfully integrated with Misonix. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Misonix’s filings with the SEC, including the risk factors contained in Misonix’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

About Misonix, Inc.

Misonix, Inc. (Nasdaq: MSON) designs, manufactures and markets ultrasonic medical devices for the precise removal of hard and soft tissue, including bone removal, wound debridement and ultrasonic aspiration. Misonix is focused on leveraging its proprietary ultrasonic technology to become the standard of care in operating rooms and clinics around the world. Misonix's proprietary ultrasonic medical devices are used in a growing number of medical procedures, including spine surgery, neurosurgery, orthopedic surgery, cosmetic surgery, laparoscopic surgery, and other surgical and medical applications. At Misonix, Better Matters to us. That is why throughout the Company’s history, Misonix has maintained its commitment to medical technology innovation and the development of ultrasonic surgical products that radically improve patient outcomes. Additional information is available on the Company's web site at www.misonix.com.

Contact:

Joe Dwyer	Norberto Aja, Jennifer Neuman
Chief Financial Officer	JCIR
Misonix, Inc.	212-835-8500 or mson@jcir.com
631-694-9555